UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                Cyberonics, Inc.
                                ----------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    23251P0A
                                    --------
                                 (CUSIP Number)

                                February 17, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 2 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,747,163* (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,747,163* (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,747,163* (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.3% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 3 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,747,163* (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,747,163* (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,747,163* (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.3% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 4 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,741,998* (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,747,163* (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,741,998* (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.3% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 5 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. MultiQuant Fund, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       5,165 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            5,165 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,165 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 6 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       150,000 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            150,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           150,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 7 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investments, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       150,000 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            150,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           150,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 8 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       120,000 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            120,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           120,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                            ------------------
CUSIP No. 23251P0A                    13G                     Page 9 of 18 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Associates, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       120,000 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            120,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           120,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                           -------------------
CUSIP No. 23251P0A                    13G                    Page 10 of 18 Pages
------------------                                           -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,017,163* (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,017,163* (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,017,163* (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.4% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Cyberonics, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    100 Cyberonics Boulevard
                    Houston, Texas 77058

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock, $0.001 par value per share ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates and SAC MultiQuant; (iii) SAC Capital Associates with respect to Shares beneficially owned by it; (iv) SAC MultiQuant with respect to Shares beneficially owned by it; (v) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to Shares beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (vi) CR Intrinsic Investments with respect to Shares beneficially owned by it; (vii) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); (viii) Sigma Capital Associates with respect to Shares beneficially owned by it; and (ix) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant, CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Sigma Capital Associates.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, (iii) SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies and (iv) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, BWI.

Item 2(c)           Citizenship:
                    -----------

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Capital Management are Delaware limited liability companies. SAC Capital Associates, SAC MultiQuant, CR Intrinsic Investments and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, par value $0.01 per share

Item 2(e)           CUSIP Number:
                    ------------

                    23251P0A

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of November 26, 2004 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the fiscal quarter ended October 29, 2004.

                    As of the close of business on February 17, 2005:

                    1. S.A.C. Capital Advisors, LLC
                    (a) Amount beneficially owned: 1,747,163*
                    (b) Percent of class: 7.3%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,747,163*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    1,747,163*

                    2. S.A.C. Capital Management, LLC
                    (a) Amount beneficially owned: 1,747,163*
                    (b) Percent of class: 7.3%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,747,163*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    1,747,163*

                    3. S.A.C. Capital Associates, LLC
                    (a) Amount beneficially owned: 1,741,998*
                    (b) Percent of class: 7.3%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,741,998*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    1,741,998*

                    4. S.A.C. MultiQuant Fund, LLC
                    (a) Amount beneficially owned: 5,165
                    (b) Percent of class: Less than 0.1%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 5,165
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    5,165

                    5. CR Intrinsic Investors, LP
                    (a) Amount beneficially owned: 150,000
                    (b) Percent of class: 0.6%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 150,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    150,000

                    6. CR Intrinsic Investments, LLC
                    (a) Amount beneficially owned: 150,000
                    (b) Percent of class: 0.6%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 150,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    150,000

                    7. Sigma Capital Management, LLC
                    (a) Amount beneficially owned: 120,000
                    (b) Percent of class: 0.5%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 120,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    120,000

                    8. Sigma Capital Associates, LLC
                    (a) Amount beneficially owned: 120,000
                    (b) Percent of class: 0.5%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 120,000
                    (iii) Sole power to dispose or direct the disposition: -0-

                    (iv) Shared power to dispose or direct the disposition:
                    120,000

                    9. Steven A. Cohen
                    (a) Amount beneficially owned: 2,017,163*
                    (b) Percent of class: 8.4%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 2,017,163*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    2,017,163*

                    * The number of shares reported herein includes options held by SAC Capital Associates on 200,000 Shares.

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Capital Management and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, CR Instrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Capital. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,747,163 Shares (constituting approximately 7.3% of the Shares outstanding); (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 150,000 Shares (constituting approximately 0.6% of the Shares outstanding); and (iii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 120,000 Shares (constituting approximately 0.5% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Exhibit Index

Exhibit 1. Joint Filing Agreement, dated February 22, 2005, by and among CR Intrinsic Investors, LP, CR Intrinsic Investments, LLC and S.A.C. Capital Advisors, LLC.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 22, 2005


S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. MULTIQUANT FUND, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


CR INTRINSIC INVESTORS, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

CR INTRINSIC INVESTMENTS, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


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